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                                                                    EXHIBIT 23.1

INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in (i) Amendment No. 3 to Registration Statement No. 333-87452 of United Auto Group, Inc. on Form S-4,
(ii) Amendment No. 2 to Registration Statement No. 333-88014 of United Auto Group, Inc. on Form S-3, (iii) and Registration Statement Nos. 333-14971, 333-26219 and 333-50816 on Form S-8 of our report dated February 4, 2002 (November 12, 2002 as to Note 4, May 15, 2002 as to Note 15 and 16 and August 1, 2002 as to Note 2 and the financial statement schedule), appearing in this Current Report on Form 8-K under the Securities Exchange Act of 1934 Form 8-K of United Auto Group, Inc. dated November 22, 2002.



/s/ DELOITTE & TOUCHE LLP

New York, New York
November 22, 2002